UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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PARKER-HANNIFIN CORPORATION

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Subject: Parker Hannifin Corp. Proxy Statement — Supplemental Information
Dear Shareholder,
Parker Hannifin Corporation’s Annual Shareholders’ meeting is scheduled for October 25, 2006 and your vote on this year’s proxy issues is very important to us.
The attached report recently issued by Proxy Governance Inc. provides information that may be helpful to you in making an informed decision. Proxy Governance is an independent proxy research, advisory and voting firm providing advice to institutional investors, pension plans, advisors, money managers and others with the goal of building long-term shareholder value. It evaluates proxy issues and makes voting recommendations on an issue-by-company basis, considering a company’s performance, compensation practices, management strength and other corporate governance factors.
I ask that you review this report and consider the issues addressed. I strongly believe Parker’s performance and the performance of the Board of Directors warrants your support with a vote against the proposal to declassify the Board of Directors and votes for the Directors nominated for re-election this year. If you would like to discuss these issues I would be happy to talk with you.
Most importantly, thank you for your continued interest in Parker. We’re looking forward to another outstanding year.
Sincerely,
Donald E. Washkewicz
Chairman & CEO

PROXY Governance, Inc.	Page 1 of 10
Contact: Alesandra Monaco
PROXY Governance, INC.
PARKER-HANNIFIN CORP (NYSE : PH)

Annual Meeting	Record Date: 08/31/2006 Meeting Date: 10/25/2006

Classification: Fortune 500, Russell 3000, S&P 500	•	Investor Relations
Fiscal Year End: 06/30/2006	•	Proxy Statement
Market Capitalization: $9.3B	•	SEC Filing 10k
Solicitor: Georgeson Shareholder Communications	•	Company Description
Shareholder Proposal Deadline: 08/11/2007
Meeting Agenda

			Recommendations
Proposals			Management	PROXY
				Governance

MGT	1	Elect Nominees	FOR	FOR	Analysis
	1.1	Robert J. Kohlhepp	FOR	FOR
	1.2	Giulio Mazzalupi	FOR	FOR
	1.3	Klaus-Peter Müller	FOR	FOR
	1.4	Markos I. Tambakeras	FOR	FOR
MGT	2	Ratify Appointment of Auditors — PricewaterhouseCoopers LLP	FOR	FOR	Analysis
SH	3	Eliminate Classified Board	AGAINST	AGAINST	Analysis
			MGT = Management, SH=Shareholder, SHB=Shareholder— binding proposal
Table of Contents
Comparative Performance Analysis
•	Peer Companies

•	Comparative Return to Shareholders

•	Composite Performance Summary

•	Performance Summary
Governance Analysis
•	Executive Compensation

•	Director Compensation

•	Board Profile

•	Stock Ownership/Voting Structure

•	State law/Charter/Bylaw Provisions

•	Auditor Profile

•	Vote Results
Proposal Analysis
Comparative Performance Analysis
PROXY Governance’s Comparative Performance Analysis contains calculations and graphs that reflect a company’s historical performance and that of its industry peers (listed below) based on certain key financial metrics generally over a five-year period.
Comparative Performance Analysis
Peer Companies
For the Comparative Performance Analysis, generally up to 10 peer companies are selected primarily based on industry, but also considering market capitalization.

Peer Companies

DANAHER CORP	DOVER CORP	EATON CORP	HARSCO CORP
ILLINOIS TOOL WORKS	INGERSOLL-RAND CO LTD	ITT CORP	METSO CORP -ADR
PALL CORP	PENTAIR INC

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Comparative Performance Analysis
Comparative Return to Shareholders
The graphs above depict total shareholder return and compounded annual growth rate at specific points in time over the past five years based on average monthly stock prices. The graphs should be read from left (present time) to right (60 months before present time). The graphs allow the user to determine either the company’s total shareholder return or compounded annual growth rate to date based on an investment made at a specific point in time over the last five years. Assumes payment, but not reinvestment, of dividends.
Comparative Performance Analysis
Composite Performance Summary
Composite Performance:

	Percentile relative		Percentile
	to S&P 1500		Pts.

	Company	Peers	Trend
Composite:	54	57	á 3
Quarterly Shareholder Returns:	57	60	á 3
Cash Flow from Operations/Equity:	57	54	á 3
Return on Equity:	56	63	á 2
Revenue/Expenses:	35	41	á 1
Comparative Performance Analysis
Performance Summary

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PROXY Governance, Inc.	Page 4 of 10

PROXY Governance, Inc.	Page 5 of 10
Governance Analysis
Governance Analysis
Executive Compensation
PROXY Governance evaluates a company’s executive compensation over the last three years, as available, and compares that to the median compensation paid by its peers over the same time frame. For our compensation model, generally 20 peer companies are selected based on similarity of market capitalization and broad economic sector using the GICS. Only U.S. and certain U.S. reporting companies that are incorporated offshore are included in this peer group.
The graph that follows shows:
•	The average three-year CEO compensation paid by the company expressed as a percentage from median peer compensation.

•	The average three-year compensation paid to the company’s other named executives (excluding the CEO) as a percentage from median peer compensation.

Domestic Peer Companies

AMERICAN STANDARD COS INC	COOPER INDUSTRIES LTD	CUMMINS INC	DANAHER CORP
DEERE & CO	DOVER CORP	EATON CORP	FLUOR CORP
GOODRICH CORP	INGERSOLL-RAND CO LTD	ITT CORP	JOY GLOBAL INC
L-3 COMMUNICATIONS HLDGS INC	PACCAR INC	PALL CORP	PRECISION CASTPARTS CORP
ROCKWELL AUTOMATION	ROCKWELL COLLINS INC	SPX CORP	TEXTRON INC

Executive Compensation
	Salary	Bonus	Other Annual	Restricted	Stock	LTIP	All Other	1-yr Pay[2]	Avg. Pay[2]
			Comp.	Stock	Options[1]

Donald E. Washkewicz Chief Executive Officer and Chairman	$1,100,000	$1,901,800	$271,264	$0	$3,730,770	$4,648,550	$15,402	$8,568,752	$7,712,179
of the Board
John D. Myslenski Executive Vice President-Sales,	$631,000	$631,547	$184,798	$0	$2,312,782	$2,528,518	$15,012	$4,617,978	$3,964,276
Marketing and Operations Support
Timothy K. Pistell Executive Vice President-Finance and	$589,000	$547,469	$213,992	$0	$1,271,032	$1,721,634	$12,664	$3,208,035	$2,689,113
Administration and Chief Financial Officer
Robert P. Barker Vice President and President, Parker	$400,000	$407,320	$109,238	$0	$494,075	$1,291,264	$17,000	$1,858,054	$1,913,504
Aerospace Group
Nickolas W. Vande Steeg	$733,000	$962,123	$309,604	$325,050	$1,920,678	$2,700,946	$108,967	$5,192,525	$4,521,730
President and Chief Operating Officer

[1]	Options valued using binomial formula.

[2]	Restricted stock is annualized over the year of the award and following three years; LTIP is annualized over the year of the award and previous two years. Average pay is based on three-years of pay data, when available.
Source: Salary.com (www.executive.salary.com)
As disclosed for fiscal year end 2006.
Governance Analysis
Director Compensation

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Board Member Compensation
Annual Fees						Initial Fees
Cash	Stock Awards / Units	Stock Options	Minimum Portion	Board Meeting Fee	# Board Meetings	Stock Awards / Units	Stock Options
	($)	($ / # shares)	Paid In Stock			($)	($ / # shares)

$80,000	--	-- / 2,750	--	--	5	--	-- / --

Committee Compensation
Audit					Compensation					Nominating
# Meetings	Member		Chair		# Meetings	Member		Chair		# Meetings	Member		Chair
	Fee	Retainer	Fee	Retainer		Fee	Retainer	Fee	Retainer		Fee	Retainer	Fee	Retainer

8	--	--	--	$15,000	5	--	--	--	$5,000	3	--	--	--	$5,000
Governance Analysis
Board Profile

										Other	<75%	No	Prev. yr
Name	Nominee	Term	Not	Position	Audit	Comp.	Nom.	Age	Tenure	Board	Att.	stock	withhold
		Ends	Ind.							Seats			votes

				Presiding
William E. Kassling	☐	2008	☐	Director	☑	☐	Chair	62	5	1	☐	☐	0.8%
					Chair,
Robert J. Kohlhepp	☑	2009	☐	☐	Financial	☐	☐	62	4	2	☐	☐	--
					Expert
Giulio Mazzalupi	☑	2009	☐	☐	☐	☐	☑	65	7	--	☐	☐	--
Klaus-Peter Muller	☑	2009	☐	☐	☐	☐	☑	62	8	1	☐	☐	--
Candy M. Obourn	☐	2007	☐	☐	☐	☑	☑	56	4	--	☐	☐	--
Joseph M. Scaminace	☐	2008	☐	☐	☐	☑	☑	53	2	1	☐	☐	0.8%
Wolfgang R. Schmitt	☐	2008	☐	☐	☑	Chair	☐	62	14	--	☐	☐	1.3%
Markos I. Tambakeras	☑	2009	☐	☐	☐	☑	☐	56	1	2	☐	☐	--
				President,
Nickolas W. Vande Steeg	☐	2007	☑	COO	☐	☐	☐	63	2	1	☐	☐	--
				Chair,
Donald E. Washkewicz	☐	2007	☑	CEO	☐	☐	☐	56	6	--	☐	☐	--

Independence

Board	80.0%
Audit	100.0%
Compensation	100.0%
Nominating/Governance	100.0%
PROXY Governance believes that the Self-Regulatory Organizations’ (SROs) standards of independence are satisfactory and does not support the use of an additional overlay of independence standards, which may vary among advisory services, institutional investors, and commentators. PROXY Governance believes that if the SROs standards are perceived to be inappropriate, interested parties should reopen the debate with the SROs or the SEC to have those standards adjusted.
Governance Analysis
Stock Ownership/Voting Structure

Type of stock	Outstanding shares	Vote(s) per share

Common Stock	119,738,081	1

Director & Officer Ownership

2.2%

Significant Shareholders

Lord, Abbett & Co. LLC	9.6%
Wellington Management Company, LLP	7.6%
Barclays Global Investors, NA	5.6%
Capital Research and Management Company	5.1%

Governance Analysis

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Governance Analysis
State Law/Charter/Bylaw Provisions

State Law Statutory Provisions

State of incorporation	Ohio
Business combination	☑
Control share acquisition	☑
Fair price provision	☑
Constituency provision	☑
Poison pill endorsement	☑

Charter/Bylaws Provisions

Classified board	☑
Cumulative voting	☑
Dual class/unequal voting rights	☐
Blank check preferred stock	☑
Poison pill	☐
Directors may be removed only for cause	☑
Only directors may fill board vacancies	☑
Only directors can change board size	☐
Supermajority vote to remove directors	☐
Prohibit shareholders to call special meetings	☐
Prohibit action by written consent	☐
Fair price provision	☑
Supermajority vote for mergers/business transactions	☑
Supermajority to amend charter/bylaw provisions	☑
Constituency provision	☐
Governance Analysis
Auditor Profile
Peer group includes companies listed under Executive Compensation.
PricewaterhouseCoopers LLP has served as the company’s independent auditors since 1938.

Audit Fees
	Audit fees	Audit Related fees	Tax fees	Other fees	Total fees paid

PARKER-HANNIFIN CORP	$9,260,000	$423,127	$2,390,000	$0	$12,073,127
As disclosed for fiscal year end 2006.
Governance Analysis
Vote Results of Last Annual Meeting

Proposals		% FOR Votes[1]	For Votes	Against Votes	Abstentions	Broker Non-Votes

MGT	Elect directors[2]	98.7% - 99.2%
MGT	Ratify Appointment of Auditors — PricewaterhouseCoopers LLP	97.7%	105,262,594	2,528,746	802,248	0
MGT	Approve Parker-Hannifin Corporation Performance Bonus Plan	94.9%	94,686,551	5,096,465	1,367,775	7,442,797
SH	Eliminate Classified Board	78.3%	77,842,086	21,633,982	1,674,723	7,442,797

[1]	As a % of votes cast for and against; may not reflect passage of proposal.

[2]	Low — High director votes.
Note: See the Board Profile for individual director votes.

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Proposal Analysis
Management

1 Elect Nominees
PROXY Governance Vote Recommendation: FOR
Proposal:
To elect the following four nominees to the board: R. Kohlhepp, G. Mazzalupi, K. Muller, M. Tambakeras
The company has a staggered board.
Analysis:
•	Board size: 10

•	New directors since last year: 0

•	Independent directors: 8

•	Non-Independent directors: 2
Non-Independent directors: President/COO N. Vande Steeg, Chair/CEO D. Washkewicz
D. Collins, whose term expires in October 2006, and P. Likins, whose term expires in October 2008, will both retire from the board effective as of Oct. 25, 2006 due to the policy of mandatory retirement at age 70. H. Ortino, whose term was set to expire in October 2007, passed away in November 2005.
Unless there is evidence of a breakdown in board monitoring or effectiveness — such as poor corporate performance relative to peers, excessive executive compensation, noncompliance with SEC rules or SRO listing standards, a lack of responsiveness to legitimate shareholder concerns, or various other factors — we presume that the board is properly discharging its oversight role and that it is adequately policing itself in terms of board organization, composition and functioning.
Performance: According to PROXY Governance’s performance analysis, the company has performed in line with peers over the past five years; the company ranks at the 53rd percentile relative to the S&P 1500.
Compensation: The average three-year compensation paid to the CEO is 48% above the median paid to CEOs at peer companies and the average three-year compensation paid to the other named executives is 72% above the median paid to executives at peer companies.
The company’s executive compensation appears somewhat high compared to peers and given its financial performance relative to peers, which we attribute to the high value of stock options and restricted stock awarded to the company’s other named executives.
The company’s long-term incentive compensation for its executive officers included both stock options and restricted stock awards. The restricted stock awarded to an individual executive was based on a target stock incentive dollar value, which was established by the Compensation Committee at the market median of comparable stock compensation for the company’s “Compensation Comparison Group,” a group of primarily Fortune 300 industrial manufacturing companies. Individual payments were determined by comparing the company’s revenue growth, earnings per share, and return on invested capital to a group of approximately 20 peers. For example, President/COO Vande Steeg was awarded $2.7 million in restricted stock, and EVP J. Myslenski was awarded $2.5 million in restricted stock.
The stock option grants were also based on a target value established at the Compensation Comparison Group’s market median of comparable stock incentive compensation. For example, Vande Steeg was granted stock options valued at $1.9 million using a binomial formula, and Myslenski was granted stock options valued at $2.3 million using a binomial formula. The options vest ratably over three years following the grant date.
While the company’s compensation to its other named executives is somewhat high compared to peers, we note that company performance is generally in line, and that the long-term incentive awards are based on comparable stock-based awards within the industry. We will continue to monitor executive compensation.
Rationale/Conclusion:
PROXY Governance believes that the board is properly discharging its oversight role and adequately policing itself. However, we will continue to monitor executive compensation going forward.
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Management

2 Ratify Appointment of Auditors — PricewaterhouseCoopers LLP
PROXY Governance Vote Recommendation: FOR
Proposal:
The Audit Committee has selected PricewaterhouseCoopers LLP as the company’s independent auditors for the next fiscal year.
Analysis:
Barring circumstances where there is an audit failure due to the auditor not following its own procedures or where the auditor is otherwise complicit in an accounting treatment that misrepresents the financial condition of the company, PROXY Governance recommends the company’s choice of auditor. PROXY Governance believes that concerns about a corporation’s choice of auditor and the services performed (e.g., high non-audit fees) should be directed through withhold votes from the members of the audit committee, which is responsible for retaining and compensating the auditor.
We note that PricewaterhouseCoopers LLP has served as the company’s outside auditor since 1938. Given this lengthy tenure, the Audit Committee report or charter should disclose the committee’s policies and process for periodically evaluating the audit firm.
Rationale/Conclusion:
We believe that, in this circumstance, the board/audit committee should be accorded discretion in its selection of the auditor.
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Shareholder

3 Eliminate Classified Board
PROXY Governance Vote Recommendation: AGAINST
Proposal:
The proponent requests that the board take the necessary steps to declassify the board so that all directors are elected annually. Approval of this proposal will not automatically eliminate the classified board structure since to do so would require an amendment of the company’s governing documents.
Proponent:
UNITE HERE
Shareholder View:
The proponent believes that shareholders should have the opportunity to vote on the performance of the entire board each year and notes that institutional investors are calling for the end of classified boards and many large companies are following this practice. The proponent also notes last year’s vote result on the same issue.
Management View:
The company believes that it is in the best interests of shareholders to maintain the classified board structure because it ensures the stability of continuous, experienced directors who have specific knowledge of the company and the industry in which it operates, which helps to support long-term corporate strategies. In addition, a classified board enhances its ability to negotiate the best results for shareholders in a takeover situation since at least two annual meetings would be required to effect a change in control of the board.
Analysis:
PROXY Governance generally believes that, in many situations, classified boards serve a very useful purpose and that they should not always be disparaged as simply another antitakeover device. In some cases, a classified board can enhance director independence, and, at companies with majority voting in director elections, a classified board safeguards against the possibility of all directors failing an election at once.
We note that the arguments against classified boards relating to their antitakeover effect are solely dependent on the classification being coupled with a “removal of directors only for cause” provision. Absent such a provision there would be no antitakeover effect. However, the ability to decouple board classification and “removal for cause only” provisions varies from state to state. We believe, therefore, that much of the motivation for these declassification proposals and rationale for them is misdirected at the classified board concept, when it should be directed — if the proponent is opposed to antitakeover measures — at the “removal for cause” concept.
Under the Ohio General Corporation Law, if a corporation’s board is divided into classes, then directors may be removed by the shareholders only for cause.
We note that the company has performed in line with peers over the past five years; the company ranks at the 53rd percentile relative to the S&P 1500.
We also note that the board is 80% independent and that the average tenure on the board is 5 years.
We note that a shareholder proposal on this issue received support from 78.3% of the votes cast at last year’s annual meeting.
Rationale/Conclusion:
We do not believe the classified board has been detrimental to shareholders and, in fact, can provide benefits such as promoting independence and stability.
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© 2006 by PROXY Governance, Inc.™ All Rights Reserved. The information contained in this proxy analysis is confidential, for internal use only in accordance with the terms of the subscriber’s subscription agreement, and may not be reproduced or redistributed in any manner without prior written consent from PROXY Governance, Inc. All information is provided “as is” and without any warranty to accuracy, is not intended to solicit votes, and has not been submitted to the Securities and Exchange Commission for approval. The information should not be relied on for investment or other purposes.
Proponents and issuers written about in PROXY Governance research reports may be subscribers to PROXY Governance’s proxy voting and/or research services. Although PROXY Governance often confers with both proponents and issuers to ensure the accuracy of data, and to obtain an in-depth understanding of matters and positions, neither proponents nor issuers are involved in the preparation of the report or voting recommendations and PROXY Governance independently prepares such reports and recommendations.